Exhibit 99.2

GM Announces Nomination of Jane Mendillo to

Board of Directors

DETROIT – General Motors Co., announced today that Jane Mendillo, the retired president and chief executive officer of the Harvard Management Company, has been nominated to stand for election to the GM Board of Directors at the company’s Annual Meeting of Shareholders in June.

Mendillo has been nominated to fill the board seat that will be vacated due to the retirement of Stephen Girsky as of the Annual Meeting.

“Jane brings to the Board a demonstrated track record of performance through her decades of investment management experience,” said GM Chairman and CEO Mary Barra. “She has generated proven results through periods of rapidly changing market conditions. Her experience and leadership will be especially valuable as we continue to strengthen our investor outreach and engagement.”

From 2008 to 2014, Mendillo served as president and chief executive officer of Harvard Management Company (HMC), which manages the endowment fund of Harvard University. During her tenure, she grew HMC’s investment platform and organization, and positioned it for continued long-term success. At the time of her departure, the total endowment stood at over $37 billion.

Prior to her role at HMC, Mendillo was the chief investment officer at Wellesley College from 2002 to 2008, where she built the college’s first investment office and was responsible for the investment policy and management of the college’s endowment and its related assets. Before joining Wellesley College, Mendillo held various investment positions at HMC from 1987 to 2001, and began her career as a management consultant with Bain & Company from 1984 to 1987. Mendillo has a bachelor’s degree from Yale College and an MBA from the Yale School of Management.

Mendillo was recently elected to the Board of Lazard Ltd.

Mendillo will stand for election at GM’s Annual Meeting of Shareholders, which will be held on Tuesday, June 7 at GM’s Global Headquarters in Detroit.

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General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world’s largest and fastest-growing automotive markets. GM’s brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Daewoo, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACTS:

David Barnas	Pat Morrissey
248-918-8946	313-667-2945
GM Finance Communications	GM News Relations
david.barnas@gm.com	patrick.e.morrissey@gm.com